Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS, PREFERENCES
AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ANSWERS CORPORATION

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Answers Corporation, a Delaware corporation (hereinafter called the “Corporation”), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Corporation’s Certificate of Incorporation (“Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”):

RESOLVED:  That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock, par value $0.01 per share (the “Preferred Stock”), consisting of 60,000 shares of Preferred Stock and hereby designates all such shares of Preferred Stock as “Series A Convertible Preferred Stock” and hereby authorizes the issuance of 60,000 shares of Series A Convertible Preferred Stock of the Corporation and fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1.               Definitions.    For the purposes hereof, the following terms shall have the following meanings:

(a)           “Additional Securities” shall have the meaning given such term in Section 8(a) hereof.

(b)           “Alternate Consideration” shall have the meaning given such term in Section 7(e)(iii) hereof.

(c)           “Automatic Conversion Notice” shall have the meaning given such term in Section 5(e) hereof.

(d)           “Automatic Conversion Notice Date” shall have the meaning given such term in Section 5(e) hereof.

(e)           “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

(f)            “Buy-In” shall have the meaning given such term in Section 5(d)(iii) hereof.

(g)           “Change of Control Transaction” means the occurrence after the Filing Date of any of (a) an acquisition (whether by merger, consolidation, stock transfer, stock sale or otherwise) after the Filing Date by an individual or legal entity or “group” (as described in Rule 13d 5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation, or (b) a replacement at one time or within a one year period of more than one half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date of the Purchase Agreement (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date of the Purchase Agreement), (c) the sale, conveyance, transfer, exchange or exclusive license of all or substantially all of the assets or intellectual property of the Corporation, or (d) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a), (b), (c) or (d).

(h)           “Closing Bid Price” shall have the meaning set forth in Section 5(d)(ii) hereof.

(i)            “Commission” means the Securities and Exchange Commission.

(j)            “Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

(k)           “Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(l)            “Conversion Amount” means the sum of the Stated Value at issue.

(m)          “Conversion Date” shall have the meaning set forth in Section 5(a) hereof.

(n)           “Conversion Price” shall have the meaning set forth in Section 5(b) hereof.

(o)           “Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

(p)           “Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement, including, without limitation, registers the resale of all Conversion Shares by the Holders, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

(q)           “Dilutive Issuance” shall have the meaning set forth in Section 7(b) hereof.

(r)            “Dilutive Issuance Notice “ shall have the meaning set forth in Section 7(b) hereof.

(s)           “Dividend Payment Date” shall have the meaning set forth in Section 2(b) hereof.

(t)            “Effective Date” means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

(u)           “Equity Conditions” shall mean, during the period in question, (i) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion, if any, on or prior to the dates so requested or required (ii) all liquidated damages and other amounts owing in respect of the Preferred Stock shall have been paid to the Holders; (iii) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on the Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on a Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (vi) the issuance of the shares in question to the applicable Holder pursuant to the Transaction Documents would not violate the limitations set forth in Section 5(c), (vii) no public announcement of a pending or proposed Fundamental Transaction, Change of Control Transaction or acquisition transaction has occurred that has not been consummated and (viii) the Corporation is in material compliance with the terms and conditions of this Certificate of Designation and the other Transaction Documents.

(v)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w)          “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to consultants, employees, officers or directors of the Corporation pursuant to any stock or option plan or agreement duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) convertible securities, options or warrants issued and outstanding on the Filing Date , provided that such securities have not been amended since the Filing Date to increase the number of such securities, and (c) securities issued pursuant to bona fide acquisitions or strategic transactions by the Corporation, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and provided further, that such issuance is approved by the Board of Directors and provided further, at the time of such issuance, the aggregate of such issuance and similar issuances after the Original Issue Date does not exceed 800,000 shares of Common Stock (including any securities convertible into or exchangeable or exercisable for Common Stock and assuming full conversion, exercise and exchange of all convertible, exercisable and exchangeable securities) (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(x)            “Existing Warrants” shall have the meaning set forth in Section 8(b) hereof.

(y)           “Filing Date” means the date that this Certificate of Designation is accepted for filing and effective with the Secretary of State of the State of Delaware.

(z)            “Fundamental Transaction” shall have the meaning set forth in Section 7(e)(iii) hereof.

(aa)         “Holders” shall have the meaning given such term in Section 2 hereof.

(bb)         “Parity Stock” shall have the meaning given such term in Section 2 hereof.

(cc)         “Purchaser” and “Purchasers” shall have the same meanings given to such terms in the Purchase Agreement.

(dd)         “Issuance Notice” shall have the meaning set forth in Section 8(a)(i) hereof.

(ee)         “Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities that are explicitly senior or pari passu in rights, preferences or privileges, including, without limitation, liquidation preference to the Series A Convertible Preferred Stock pursuant to the Corporation’s Certificate of Incorporation (including, without limitation, any certificate of designation thereto).

(ff)           “Liquidation” shall have the meaning given such term in Section 4 hereof.

(gg)         “Maximum Aggregate Share Amount” shall have the meaning given such term in Section 5(c) hereof.

(hh)         “Measurement Date” shall have the meaning given such term in Section 5(e) hereof.

(ii)           “Notice of Conversion” shall have the meaning given such term in Section 5(a) hereof.

(jj)           “Original Issue Date” shall mean the date of the first issuance of any shares of the Series A Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series A Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Convertible Preferred Stock.

(kk)         “Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(ll)           “Preferred Director” shall have the meaning given such term in Section 3(b) hereof.

(mm)       “Preferred Board Observer” shall have the meaning given such term in Section 3(b) hereof.

(nn)         “Preferred Voting Conversion Price Floor” shall have the meaning given such term in Section 3(a) hereof.

(oo)         “Pro Rata Amount” shall have the meaning given such term in Section 8(a) (ii) hereof.

(pp)         “Purchase Agreement” means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

(qq)         “Redemption” shall have the meaning given such term in Section 6 hereof.

(rr)           “Redemption Amount” shall mean the sum of (i) 100% of the aggregate Stated Value then outstanding and (ii) accrued but unpaid dividends (to the extent not already included in Stated Value) and (iii) all liquidated damages and other amounts due in respect of the Series A Convertible Preferred Stock.

(ss)         “Redemption Date” shall have the meaning given such term in Section 6 hereof.

(tt)           “Redemption Notice Date” shall have the meaning given such term in Section 6 hereof.

(uu)         “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

(vv)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ww)       “Series B Director” shall have the meaning given to such term in the Registration Rights Agreement.

(xx)          “Share Delivery Date” shall have the meaning given such term in Section 5(d) hereof.

(yy)         “Stockholder Approval” shall have the meaning given such term in Section 5(c) hereof.

(zz)          “Stated Value” shall have the meaning given such term in Section 2(a) hereof.

(aaa)       “Subsidiary” shall have the meaning given to such term in the Purchase Agreement.

(bbb)      “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

(ccc)       “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Global Market, the New York Stock Exchange or the Nasdaq Capital Market.

(ddd)      “Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

(eee)       “VWAP” means, for any date, the price determined by the first of the following clauses that applies:  (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board or (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Corporation.

Section 2.               Designation, Amount, Par Value and Dividends.

(a)           The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 60,000 (which shall not be subject to increase without the consent of the holders of a majority of the Series A Preferred Stock (each holder of Series A Preferred Stock, a “Holder” and collectively, the “Holders”)).  Each share of Series A Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $100, subject to increase as set forth in Section 2(b) below (the “Stated Value”).  The Series A Preferred Stock shall rank on parity with all classes and series of equity securities of the Corporation created after the Original Issue Date, if any, and subject to Section 3(a), which by their terms rank on parity with the Series A Preferred Stock (the “Parity Stock”).  Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

(b)           The holders of the Series A Preferred Stock shall be entitled to receive, cumulative dividends in the amount of six percent (6%) per annum (as a percentage of the Stated Value per share).  Dividends on the Series A Preferred Stock shall accrue and shall be cumulative daily from the Original Issue Date, whether or not declared by the Board of Directors and whether or not the Company has profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Such dividends are payable quarterly on January 1, April 1, July 1 and October 1 of each calendar year (beginning on the first such date after the Original Issue Date) (each such date, a “Dividend Payment Date”), except that if such Dividend Payment Date is not a Business Day, then the Dividend Payment Date will be the immediately preceding Business Day.  Until paid, the right to receive dividends on the Series A Preferred Stock shall accumulate and such dividends are payable, at the sole election of the Corporation, in cash or, subject to meeting the Equity Conditions and receiving Stockholder Approval, in fully paid and nonassessable shares of Common Stock (which shall be valued solely for such purpose at 95% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date, provided that until Stockholder Approval is obtained, any shares of Common Stock issued in payment of accrued but unpaid dividends shall not be valued at an amount lower that the Preferred Voting Conversion Price Floor on each Dividend Payment Date; provided, however, that if all accrued and accumulated dividends on the shares of Series A Preferred Stock are not paid on the applicable Dividend Payment Date, such dividends shall accrete to, and increase, the Stated Value.  If the Corporation elects to pay any dividend in shares of Common Stock in accordance with this Section 2(b), the Corporation will give the Holders of Series A Preferred Stock twenty (20) Trading Days notice prior to the date of the applicable Dividend Payment Date.  Each dividend paid in accordance herewith or declared by the Board of Directors on the Series A Preferred Stock shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the record date which shall be the Business Day next preceding a Dividend Payment Date.

(c)           So long as any Series A Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities except the repurchase at no greater than cost of up to 100,000  shares of Common Stock (as adjusted for stock splits, stock dividends, combinations or the like) from employees, officers, directors, consultants or other persons performing services for the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal.  No dividends or other distributions shall be declared or paid or set apart for payment on the shares of Common Stock or any other class or series of capital stock of the Corporation for any dividend or distribution period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series A Preferred Stock through the most recent Dividend Payment Date.  If full cumulative dividends have not been paid on all shares of the Series A Preferred Stock, all dividends declared on shares of the Series A Preferred Stock shall be paid pro rata to the Holders of outstanding shares of the Series A Preferred Stock.

(d)           After satisfaction of the payment of dividends to the Series A Preferred Stock in accordance with Sections 2(b) and (c), the Holders of the Series A Preferred Stock shall each be entitled to receive dividends on a pari passu basis with the holders of shares of Common Stock and the Parity Stock, out of any assets legally available therefor, with the amount of such dividends to be distributed to the Holders of Series A Preferred Stock computed on the basis of the number of shares of Common Stock which would be held by such holder if, immediately prior to the declaration of the dividend, all of the shares of Series A Preferred Stock had been converted into shares of Common Stock at the then current Conversion Price (as hereinafter defined).

Section 3.               Voting Rights.

(a)           Except as otherwise explicitly provided herein and as otherwise prohibited by law, the Series A Preferred Stock shall have voting rights on an as converted basis with the holders of the Common Stock; provided, however, that solely with respect to the rights of the Holders to vote shares of Series A Preferred Stock on an as converted to common stock basis as set forth in this Section 3(a), any adjustment to the Conversion Price pursuant to Sections 7(a) or 7(b) hereof shall not cause the Conversion Price for such voting purposes to be less than $4.13, (“Preferred Voting Conversion Price Floor”), as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction.  Without limiting the generality of the foregoing sentence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not (by amendment, conversion, merger, consolidation or otherwise), without the affirmative vote of the Holders of a majority  of the shares of Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, privileges, preferences or rights of the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) authorize, create, issue any class or series of capital stock (including any securities convertible into or exercisable or exchangeable for such stock) ranking as to dividends, redemption, voting or distribution of assets or proceeds upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Series A Preferred Stock, except for any series of Preferred Stock issued to the Holders, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of the Holders, (d) increase or decrease the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to any of the matters addressed in the foregoing clauses (a)- (d).

(b)           In addition to the voting rights provided by Section 3(a), so long as Purchasers or their affiliates collectively hold a majority of the outstanding Series A Preferred Stock, the Holders of a majority of the outstanding Series A Preferred Stock shall have the special right, to the exclusion of all other classes or series of the Corporation’s capital stock, to appoint an individual to serve as a voting member of the Corporation’s Board of Directors, which member shall be a designee of the Purchasers (the “Preferred Director”), and to appoint an individual to serve as a non voting observer of the Corporation’s Board of Directors, which individual shall be a designee of the Purchasers (the “Preferred Board Observer”), the sole right to remove any such individual appointed and to fill any vacancies of a Preferred Director or Preferred Board Observer.  At any time, upon the written request of the Holders of a majority of the outstanding Series A Preferred Stock addressed to the secretary of the Corporation, the Corporation will call a special meeting of the Board of Directors or cause the execution of a written consent of the Board of Directors, pursuant to Section 141(f) of the DGCL, to appoint, remove or fill any opening for a Preferred Director and/or Preferred Board Observer.  The appointment of a Series B Director by the Purchasers shall be in lieu of a Preferred Board Observer.  The Preferred Board Observer shall have the right to attend all meetings of the Board of Directors (and committees thereof) in a non voting capacity and the Corporation shall give the Preferred Board Observer copies of all notices, minutes, consents and other materials that it provides to its directors (when such materials are provided to the Board of Directors); provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

Section 4.               Liquidation.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets of the Corporation before any distribution or payment shall be made to the holders of any Junior Securities, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the greater of (i) Stated Value per share plus any accrued and unpaid dividends thereon (to the extent that such accrued and unpaid dividends are not reflected in the Stated Value pursuant to Section 3(b)) and any other fees or liquidated damages owing thereon or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been upon any such Liquidation converted to Common Stock pursuant to Section 5 immediately prior to such Liquidation, in any case.   If upon any such Liquidation the assets of the Corporation shall be insufficient to pay in full all amounts to which each Holder shall be entitled pursuant to this Section 4 and all amounts to which each holder of shares of Parity Stock, if any, shall be entitled pursuant to the terms of such Parity Stock, then the entire assets to be distributed to the Holders for each share of Series A Preferred Stock and to the holders of Parity Stock for each share of Parity Stock shall be distributed among the Holders and the holders of Party Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction or Change of Control Transaction shall be treated as a Liquidation.  The Corporation shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record Holder.  In any Liquidation, if proceeds or assets received by the Corporation or its stockholders are other than cash, its value will be deemed its fair market value as determined by an independent appraiser reasonably acceptable to the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 5.               Conversion.

(a)           Conversions at Option of Holder.  Each share of Series A Preferred Stock shall be convertible into that number of fully paid and nonassessable shares of Common Stock (subject to the limitations set forth in Section 5(c)) determined by dividing (i) the Stated Value of such share of Series A Preferred Stock plus any accrued and unpaid dividends thereon (to the extent that such accrued and unpaid dividends are not reflected in the Stated Value pursuant to Section 3(b)) by (ii) the Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”).  Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions, as the case may be, of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Series A Preferred Stock promptly following the Conversion Date at issue.  Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

(b)           Conversion Price.  The initial conversion price per share for the Series A Preferred Stock shall equal $4.50 (the “Conversion Price”), subject to adjustment herein.

(c)           Limitation on Number of Shares Issuable.  Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Holder any shares of Common Stock, including pursuant to any rights herein, including, without limitation, any conversion rights, to the extent such shares, when added to the number of shares of Common Stock issued (A) upon conversion of any shares of Series A Preferred Stock pursuant to Section 5(a) and (B) upon exercise of those certain warrants issued pursuant to the Purchase Agreement would cause the total number of shares of Common Stock then beneficially owned by such Holder and any Persons whose beneficial ownership of Common Stock would be aggregated with such Holder for purposes of Section 13(d) of the Securities Exchange Act to exceed 19.999% of the total number of issued and outstanding shares of Common Stock of the Corporation at the time of such issuance, or such greater number of shares of Common Stock permitted pursuant to the corporate governance rules of the Trading Market that is at the time the principal trading exchange or market for the Common Stock, based upon share volume, as confirmed in writing by counsel to the Corporation (the “Maximum Aggregate Share Amount”), unless and until the Corporation obtains stockholder approval permitting such issuances in accordance with the applicable Trading Market rules (“Stockholder Approval”).  The Corporation shall use its reasonable best efforts to obtain the Stockholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 90th day after the Original Issue Date.  For purposes of this Section 5(c), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  If on a Conversion Date, a Holder is prohibited from converting all of its shares of Series A Preferred Stock as a result of the restrictions contained in this Section 5(c), such shares of Series A Preferred Stock shall not be converted, shall remain issued and outstanding and shall continue to accrue dividends thereon.

(d)           Mechanics of Conversion.

(i)             Delivery of Certificate Upon Conversion.  Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions  representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock plus any accrued and unpaid dividends thereon (to the extent that such accrued and unpaid dividends are not reflected in the Stated Value pursuant to Section 3(b)).  After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.  If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.  Such right shall not be in lieu of any of the Holders’ rights.

(ii)           Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares.  In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 5(d)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, on each Trading Day after such Share Delivery Date that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the aggregate number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section 5(d)(i) and to which such Holder is entitled and (B) the Closing Bid Price (as defined below) of Common Stock on the last possible date that the Corporation could have issued such certificate or certificates, as the case may be, to such Holder without violating Section 5(d)(i).  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.  As used herein, “Closing Bid Price” means, for any date, the price determined by the first of the following clauses that applies:  (a) the closing bid price per share of the Common Stock on such date on the Nasdaq Global

Market or if the Common Stock is then listed or quoted on another Trading Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; or (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported.

(iii)          Buy-In Rights.  In addition to any other rights available to the Holders of Series A Preferred Stock, if the Corporation fails to cause its transfer agent to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 5(d)(i), and if after such date such Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s broker purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue and (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(iv)          Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Series A Preferred

Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(v)           Fractional Shares.  Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing sale price at such time.  If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(vi)          Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e)           Mandatory Conversion.  Beginning eighteen (18) months after the Original Issue Date, provided all of the Equity Conditions are satisfied, if the daily closing price per share of the Common Stock has traded on the Corporation’s Trading Market at an average of $13.50 (as adjusted for stock splits, stock dividends, combinations or the like) for any consecutive 45-Trading Day period (any such period, a “Measurement Period”) and through the effective date of such mandatory conversion (such calculation to occur no earlier than eighteen (18) months after the Original Issue Date) immediately prior to the Automatic Conversion Notice Date (as defined below), and the average dollar value of daily volume traded in the  Common Stock on the Corporation’s Trading Market has averaged at least $1,000,000 during such Measurement Period, unless the Holder is prohibited from converting the Series A Preferred Stock pursuant to Section 5(c) hereof, the Corporation shall have the right within Three (3) Business Days’ after the end of the Measurement Period, to deliver written notice to the Holder (an “Automatic Conversion Notice” and the date such notice is received by the Holder, the “Automatic Conversion Notice Date”), to convert pursuant to Section 5 any portion of the shares of Series A Preferred Stock then held by the Holders plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series A Preferred Stock into shares of Common Stock at the then-effective Conversion Price, with the “Conversion Date” for purposes of Section 5 deemed to occur on the third Trading Day following the

Automatic Conversion Notice Date (such third Trading Day, the “Mandatory Conversion Date”).  To effect a Mandatory Conversion hereunder, the Holder shall not be required to physically surrender the Series A Preferred Stock certificate to the Corporation.  Delivery of the certificates for the Common Stock by the Corporation to the Holder shall be as set forth in Section 5(d)(i) herein.  The Corporation may not deliver an Automatic Conversion Notice, and any Automatic Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the applicable Measurement Period through and including the later of the Automatic Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such forced conversion are actually delivered to the Holders pursuant to the Automatic Conversion Notice. Any Automatic Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Series A Preferred Stock pursuant to the Purchase Agreement, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount mandatorily converted hereunder if less than all shares of the Series A Preferred Stock are forcibly converted. For purposes of clarification, a mandatory conversion under this Section 5(e) shall be subject to all of the provisions of Section 5, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

Section 6.               Redemption.  At anytime on or after June 16, 2014 (the “Redemption Date”), upon written request by the Holders of a majority of the outstanding Series A Preferred Stock the Corporation shall redeem all or any portion of the then outstanding Series A Preferred Stock (as requested by the Holders of a majority of the outstanding Series A Preferred Stock) (the date of such written request, the “Redemption Notice Date”), for an amount in cash equal to the Redemption Amount, which shall be paid on the third Trading Day following the Redemption Notice Date (such date, the “Redemption Date” and such redemption, the “Redemption”).  The Corporation covenants and agrees that it will honor all Notices of Conversion tendered up until the Redemption Amount is paid in full.  The payment of cash pursuant to the Redemption shall be made in full on the Redemption Date.  If the Corporation fails to pay the Redemption Amount in full on the Redemption Date, the Corporation shall pay interest thereon at a rate equal to the lesser of 10% per annum or the maximum rate permitted by applicable law, accruing daily from the first day following the Redemption Date until such Redemption Amount, plus any interest thereon, is paid in full.  If the Corporation does not have sufficient funds legally available to redeem all shares of Series A Preferred Stock to be redeemed on such Redemption Date, the Company shall redeem a pro rata portion of each Holder’s redeemable shares of Series A Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date, but which it has not redeemed and pay any applicable interest.  On or prior to the Redemption Date, the Corporation shall, to the extent sufficient funds are legally available, deposit the Redemption Amount of all shares to be redeemed on the Redemption Date with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust corporation to pay, on and after the Redemption Date, the Redemption Amount of the shares to their respective Holders.

Section 7.               Certain Adjustments.

(a)           Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series A Preferred Stock is outstanding:  (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Sock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

(b)           Subsequent Equity Sales.  If the Corporation at any time while Series A Preferred Stock is outstanding, shall sell or grant any option to purchase or otherwise dispose of or issue any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price  (such issuances individually and collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, the Conversion Price shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock and Common Stock Equivalents which the aggregate consideration received or receivable by the Corporation in connection with such Dilutive Issuance would purchase at the then effective Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock and Common Stock Equivalents so issued or issuable in connection with the Dilutive Issuance.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  The Corporation shall notify the Holder in writing, no later than the third (3rd) Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).

(c)           Pro Rata Distributions.  If the Corporation, at any time while Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the closing sale price of the Common Stock determined as of the record date mentioned above, and of which the numerator shall be such closing sale price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d)           Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(e)           Notice to Holders.

(i)            Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth in reasonable detail the facts requiring such adjustment.  If the Corporation issues a variable rate security, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

(ii)           Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Holders are entitled to convert the Conversion Amount of Series A Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.  Such right does not limit the Holders right to convert at any time.

(iii)          Fundamental Transaction.  If, at any time while Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of Series A Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holder new Preferred Stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such Preferred Stock into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (e)(iii) and insuring that the Series A  Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(f)            Floor Price.  Until such time as the Corporation obtains Stockholder Approval in order to allow the Conversion Price to be less than the Conversion Floor Price (as defined below), no adjustment pursuant to Sections 7(a) or 7(b) shall cause the Conversion Price to be less than $3.82, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction (the “Conversion Floor Price”).

(g)           Exempt Issuance.  Notwithstanding the foregoing, no adjustment will be made under Section 7(b) in respect of an Exempt Issuance.

Section 8.               Participation Rights.

(a)           Subject to the terms and conditions specified in this Section 8, at any time while Series A Preferred Stock is outstanding (or the Common Stock issuable or issued upon conversion thereof) and the Purchasers or their affiliates collectively holds a majority of the outstanding Series A Preferred Stock (or the Common Stock issuable or issued upon conversion thereof) purchased by the Purchasers, each Purchaser shall have a right to participate with respect to the issuance or possible issuance by the Corporation of any future equity or equity-linked securities or debt which is convertible into or exercisable or exchangeable for equity or in which there is an equity component (as the case may be, “Additional Securities”) on the same terms and conditions as offered by the Corporation to the other purchasers of such Additional Securities.  Each time the Corporation proposes to offer any Additional Securities, the Corporation shall, while the Series A Preferred Stock is outstanding (or the Common Stock issuable or issued upon conversion thereof) and the Purchaser holds at least a majority of the Series A Preferred Stock (or the Common Stock issuable or issued upon conversion thereof) purchased by the Purchasers, make an offering of such Additional Securities to the Purchaser in accordance with the following provisions:

(i)            The Corporation shall deliver a notice (the “Issuance Notice”) to the Purchaser stating (a) its bona fide intention to offer such Additional Securities, (b) the approximate number of such Additional Securities to be offered, (c) the price (or pricing formula) and terms, if any, upon which it proposes to offer such Additional Securities, and (d) the anticipated closing date of the sale of such Additional Securities.

(ii)           By written notification received by the Corporation, within ten (10) days after giving of the Issuance Notice, the Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that number of such Additional Securities which equals the Purchaser’s Pro Rata Amount (as defined below).  The “Pro Rata Amount” shall equal that portion of the Additional Securities that the Corporation proposes to offer which equals the proportion that the number of shares of Common Stock that the Purchaser owns or has the right to acquire bears to the total number of shares of Common Stock then outstanding (assuming in each case the full conversion and exercise of all convertible and exercisable securities then outstanding).

(iii)          If all Additional Securities which the Purchaser is entitled to obtain pursuant to Section 8(a)(ii) are not elected to be obtained as provided in Section 8(a)(ii) hereof, the Corporation may, at its option, during the 75-day period following the expiration of the period provided in Section 8(a)(ii) hereof, offer the remaining unsubscribed portion of such

Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice.  If the Corporation does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the Purchaser in accordance herewith.

(b)           The rights of the Purchaser under this Section 8 shall not apply to: (A) the conversion of the Series A Preferred Stock, (B) the issuance, conversion or exercise, as the case may be,  of any other series of Preferred Stock or warrants to the Purchaser, (C) the exercise of any warrants or options (collectively, the “Existing Warrants”) outstanding on the Original Issue Date, (D) the issuance (at issuance or exercise prices at or above fair market value) of Common Stock, stock awards or options under, or the exercise of any options granted pursuant to, any Board-approved employee stock option or similar plan for the issuance of options or capital stock of the Corporation, (E) the issuance of shares of Common Stock pursuant to a stock split, combination or subdivision of the outstanding shares of Common Stock or (F) in connection with a bona fide joint venture or development agreement or strategic partnership, the primary purpose of which is not to raise equity capital and provided that such issuance is approved by the Board of Directors, and provided further, at the time of such issuance, the aggregate of such issuance and similar issuances after the Original Issue Date does not exceed 800,000 shares of Common Stock (including any securities convertible into or exchangeable or exercisable for Common Stock and assuming full conversion, exercise and exchange of all convertible, exercisable and exchangeable securities) (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(c)           The participation right set forth in this Section 8 may not be assigned or transferred, except that such right is assignable by the Purchasers to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such holder and to any affiliates, partners (general or limited) or members of such Purchaser, including, without limitation, affiliated investment funds.

Section 9.               Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 10.             Miscellaneous.

(a)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 237 West 35th Street, Suite 1101, New York, New York, 10001 Attn: Caleb A. Chill, VP- General Counsel, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.

(b)           Absolute Obligation.  Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)           Lost or Mutilated Series A Preferred Stock Certificate.  If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)           Waiver.  Any waiver by the Corporation or any Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation.  The failure of the Corporation or any Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver must be in writing.

(f)            Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(g)           Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

*******************

RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 16th day of June 2008.

/s/ Robert S. Rosenschein

Name:	Robert S. Rosenschein

Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $.01 per share (the “Common Stock”), of Answers Corporation, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith.  No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Convertible Preferred Stock owned prior to Conversion:

Number of shares of Series A Convertible Preferred Stock to be Converted:

Stated Value of shares of Series A Convertible Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Name Common Stock is to be Registered In:

Applicable Conversion Price:

Number of shares of Series A Convertible Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title: